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                                  EXHIBIT 3.1
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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                    OF NATIONSBANC MONTGOMERY FUNDING CORP.

     NationsBanc Montgomery Funding Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

     DOES HEREBY CERTIFY:

          FIRST: That, by the unanimous written consent of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted to the shareholders of the Corporation for consideration and approval thereof. The resolutions setting forth the proposed amendment are as follows:

        RESOLVED, that it is advisable and in the best interest of the Corporation that, pursuant to Section 242 of the Delaware General Corporation Law, Article I of the Corporation's Certificate of Incorporation be amended in its entirety as follows:

           The name of the Corporation is Banc of America Funding Corporation

        FURTHER RESOLVED, that the foregoing amendment (the "Amendment") to the Certificate of Incorporation of the Corporation be submitted to the shareholders of the Corporation for consideration and approval thereof and, upon approval thereof by the shareholders of the Corporation, that the Amendment to the Certificate of Incorporation of the Corporation be effective upon the effective date of the filing of a Certificate of Amendment of the Certificate of Incorporation of the Corporation, setting forth the foregoing Amendment, with the Secretary of State of the State of Delaware.

          SECOND: That thereafter the holders of all of the issued and outstanding shares of said Corporation waived all notice of the time, place and purposes of a meeting of the shareholders of the Corporation and gave their written consent, in accordance with Section 228 of the Delaware General Corporation Law, to the proposed amendment, which consent was filed with the Secretary of the Corporation.

          THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said NationsBanc Montgomery Funding Corp. has caused this Certificate to be executed by its President, and attested by its Secretary, and its seal affixed hereto as of this 12th day of January, 2000.

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ATTEST                                                 NATIONSBANC MONTGOMERY FUNDING CORP.

               By: /s/ MARY-ANN LUCAS                                By: /s/ JOHN T. MCCARTHY
  -------------------------------------------------      -------------------------------------------------
                   Mary-Ann Lucas                                   John T. McCarthy, President
                      Secretary

[CORPORATE SEAL]
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